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                         Independent Auditor's Consent
                         -----------------------------

The Board of Directors
ScanSource, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-94640), (No. 333-25423), (No. 333-08884), (No. 333-49879), (No.
333-78281), of our report dated August 13, 1999, relating to the consolidated balance sheets of ScanSource, Inc. and subsidiaries (the "Company") as of June 30, 1998 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensivce income, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 Annual Report on Form 10-K of the Company.


Greenville, South Carolina                              KPMG LLP
September 28, 1999